Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES PLANS TO FILE FDA 510(k) APPLICATION FOR U.S.

MARKETING CLEARANCE OF ExcellagenXL™ GEL FOR DIABETIC, PRESSURE AND

VENOUS ULCERS AND OTHER TOPICAL WOUNDS

SAN DIEGO, CA – November 2, 2009 – Cardium Therapeutics (NYSE Amex: CXM) today announced plans to submit a 510(k) premarket notification with the U.S. Food and Drug Administration (FDA) seeking marketing clearance of its ExcellagenXL™ product candidate. ExcellagenXL is an advanced wound care management medical device, which is a customized collagen-based topical gel designed for use by physicians in patients with topical wounds, which include diabetic ulcers as well as pressure ulcers, venous ulcers, surgical and trauma wounds, second degree burns, and other types of wounds. The Company expects to submit its FDA 510(k) application for ExcellagenXL during the current quarter.

The planned 510(k) filing is based in part on positive findings from the Company’s Phase 2b Matrix clinical study, reported October 14, 2009, indicating that substantial improvements in wound healing responses were observed in patients with non-healing diabetic foot ulcers following one or two applications of ExcellagenXL. The ExcellagenXL topical gel wound care product is designed to promote a favorable environment for effective wound management by providing a moist protective barrier as well as a micro-scaffold that promotes cell migration and capillary in-growth.

ExcellagenXL is an advanced wound care device composed of highly-refined, soluble bovine dermal collagen (Type I), which is modified to reduce immunogenicity and promote its usefulness in wound settings. ExcellagenXL is planned for physician use in conjunction with standard of care wound therapy, which in the case of diabetic ulcers typically includes surgical debridement and off-loading. ExcellagenXL is expected to be indicated for use at two-week intervals (with weekly outer dressing changes) as an adjunct to surgical debridement, and supplied in a sterile single-use syringe along with a sterile flexible application needle to facilitate topical administration over the wound site. ExcellagenXL will be stored at standard refrigeration temperature (2°C – 8°C).

Cardium also announced plans to develop additional new product opportunities by incorporating other agents into Excellagen formulations, including antimicrobials, DNA and/or other biologics, which are designed to address particular wound healing and other tissue repair applications.

“We are pleased to announce plans to submit our FDA 510(k) premarket notification of our ExcellagenXL collagen-based topical gel. The 510(k) clearance process provides us with a potential near-term opportunity to introduce this product into the rapidly-growing market for advanced wound care. Applying our specialized formulation know-how and the unique properties of our collagen-based matrix technology, we also look forward to introducing additional Excellagen-based products in the near future,” stated Christopher J. Reinhard, Chairman and Chief Executive Officer of Cardium.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for wound healing, bone repair, and cardiovascular indications. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that Excellagen, Excellarate or our other candidates will prove to be sufficiently safe and effective, or that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or procedures, or that clinical studies even if successful will lead to product advancement or partnering; that the Excellagen or Excellarate product candidate offers the potential for simpler or more cost-effective treatment for physicians and patients than other FDA-approved products that currently are or will be on the market; that the Matrix clinical study program or other human clinical trials can be conducted and completed in an efficient and successful manner; that we can develop a DNA-based orthobiologics product portfolio; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that FDA or other regulatory clearances or other certifications, or other commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our products or product candidates will prove to be sufficiently safe and effective after introduction into a broader patient population; or that third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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Cardium Therapeutics™ and Generx® are trademarks of Cardium Therapeutics, Inc.

Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen™, Excellarate™ and Osteorate™

are trademarks of Tissue Repair Company.